EXHIBIT 99.1

LOCATION BASED TECHNOLOGIES COMMENCES
POCKETFINDER PILOT PRODUCTION

ANAHEIM, Calif., Sept. 8, 2008 --Location Based Technologies (OTCBB:LBAS), a leading-edge family service provider of personal locator devices and services, today announced it has commenced pilot production of the PocketFinder® personal locator at the Jabil Circuit (NYSE: JBL) manufacturing facility in Meung-Sur-Loire, France, thereby setting the stage for mass production runs scheduled for  the fourth quarter.

With previously announced GSM-type laboratory approval allowing connectivity on European and other GSM wireless networks, early sales commenced immediately.  As a result the company is conducting inter-operability testing with a major distributor of European wireless products.  Additional pilot run devices will be used for pre-sale testing and evaluation to generate purchase orders.

There is also positive news for the U.S.  market.  “Due to the unprecedented small size of the PocketFinder and PetFinder® devices, U.S. certification referred to as PTCRB has been a challenge using existing technology,” explained David Morse, co-president and CEO of Location Based Technologies. “By partnering with a leading antenna company that incorporates a revolutionary technology based on magnetic fields rather than ground planes, we have been able to break through the barrier and can now proceed to the final steps of certification.”

“We are committed to delivering a robust and dependable high quality product,” Morse added. “Although the final development of the PocketFinder® personal locators took longer than expected, it was necessary to slow down the process and ensure that the software was properly de-bugged and performing up to our customer's expectations. We will continue to enhance the functioning capability of our products on an ongoing basis and have built in the ability to continuously upgrade the device through either an internet connection or via "over-the-air" updating capability.

The PocketFinder family of products uses advanced technology to help families stay connected. The smallest known single-board GSM/GPS device easily fits into a pocket, purse or backpack, and can be accessed via the Internet, cell phone or landline to show its real time location. In addition, the devices include several advanced features, including designating customizable alert areas as electronic “zones” to notify the user when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to ensure family members are driving safely.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contacts:
David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com

Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

Glenn Busch, CFP
Northstar Investments
Investor Relations
Glenn Busch, Northstar Investments
 (714) 310-8641
glenn@pocketfinder.com